Exhibit 10.15
THIRD AMENDMENT
TO THE
SAN JOSE WATER COMPANY
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2012 and as Further Amended November 15, 2016 and October 9, 2019)

WHEREAS, San Jose Water Company (the “Company”) maintains the San Jose Water Company Executive Supplement Retirement Plan (the “SERP”);
WHEREAS, the name of the corporate parent of the company has been changed from SJW Group to H20 America;
WHEREAS, the Company wishes to amend the SERP to reflect the name change;
WHEREAS, the Company wishes to amend the SERP to clarify that equity compensation is not included in the definition of Compensation used in the SERP for determination of benefits; and
WHEREAS, Section 8.1 of the SERP permits the Board of Directors to amend the SERP;
NOW, THEREFORE, the SERP is hereby amended as follows effective January 1, 2026:
1.All references to “SJW Group” in the SERP shall be replaced with references to “H2O America.”
2.Section 1.11 of the Plan is hereby amended in its entirety to read as follows (deletions shown in ~~strikethrough~~, additions in bold italics):
        1.11    “Compensation” means, for any calendar month, the salary earned by a Participant for such month, whether or not actually paid in that month, plus any annual cash performance bonus that is paid to the Participant in such month plus any portion of such bonus that would have been paid in such month in the absence of the Participant’s deferral election or other deferred payment provision applicable to such compensation. For the avoidance of doubt, equity compensation and equity-based compensation (e.g., restricted stock units) is not included in the term “Compensation.” Any deferred cash performance bonus taken into account as Compensation for the month in which such bonus would have been paid in the absence of a deferral provision or election shall not again be taken into account as Compensation in the month in which that deferred bonus is actually paid. No other bonus or special compensation will be included, except to the extent expressly provided otherwise, in accordance with the applicable provisions of Code Section 409A, by the Committee administering this Plan.”

3.A new Section 1.21A is added to the Plan to read as follows:
Section 1.21A “H2O America.” The term “H2O America” refers to the Delaware corporation (formerly known as SJW Group), which is the corporate parent of the Company, or any successor to all or a major portion of the assets or business of H2O America.
4.Section 1.31 defining SJW Group is deleted in its entirety the Plan in its entirety.
5.Except as modified by this Third Amendment, all the terms and provisions of the Plan shall continue in full force and effect.
    IN WITNESS WHEREOF, San Jose Water Company has caused this Third Amendment to the Plan of be executed on its behalf by its duly-authorized officer on this _____ day of ________________ 2025.

    SAN JOSE WATER COMPANY

By:_______________________
Andrew F. Walters
Chief Executive Officer and
Chairman of the Board of Directors